UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549





                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934




                              KEYNOTE SYSTEMS INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                                  COMMON STOCK
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    493308100
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                December 31, 1999
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                       |_|   Rule 13d-1(b)
                       |_|   Rule 13d-1(c)
                       |X|   Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

----------------------                                      --------------------
CUSIP No.  4933O8100                  13G                    Page 2 of 8 Pages
----------------------                                      --------------------

------------- ------------------------------------------------------------------
     1        NAME OF REPORTING PERSON
              S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
              DEER IV & CO. LLC ("Deer IV")*
              11-3298116
------------- ------------------------------------------------------------------
     2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                   (a) |X|
                                                                   (b) |_|

------------- ------------------------------------------------------------------
     3        SEC USE ONLY


------------- ------------------------------------------------------------------
     4        CITIZENSHIP OR PLACE OF ORGANIZATION

              Delaware
---------------------------------- ---------- ----------------------------------
                                       5      SOLE VOTING POWER

                                              2,672,396 shs.
            NUMBER OF
                                   ---------- ----------------------------------
             SHARES                    6      SHARED VOTING POWER
          BENEFICIALLY
            OWNED BY                          -0-  shs.
                                   ---------- ----------------------------------
              EACH                     7      SOLE DISPOSITIVE POWER
            REPORTING
             PERSON                           2,672,396 shs.
                                   ---------- ----------------------------------
              WITH                     8      SHARED DISPOSITIVE POWER

                                              -0- shs.
---------------------------------- ---------- ----------------------------------
     9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

              2,672,396 shs.*
------------- ------------------------------------------------------------------
     10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
              SHARES*
                                                                      |_|

------------- ------------------------------------------------------------------
     11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

              11.3%
------------- ------------------------------------------------------------------
     12       TYPE OF REPORTING PERSON*

              PN
------------- ------------------------------------------------------------------
*The shares reported on this page are the total of those reported on pages 3-5, because Deer IV is the General Partner of BVP IV, Bessec IV and BVI LP.

                      *SEE INSTRUCTION BEFORE FILLING OUT!



                               Page 2 of 8 pages

----------------------                                      --------------------
CUSIP No.  4933O8100                  13G                    Page 3 of 8 Pages
----------------------                                      --------------------


------------- ------------------------------------------------------------------
     1        NAME OF REPORTING PERSON
              S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
              BESSEMER VENTURE PARTNERS IV L.P. ("BVP IV")*
              11-3298115
------------- ------------------------------------------------------------------
     2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                   (a) |X|
                                                                   (b) |_|

------------- ------------------------------------------------------------------
     3        SEC USE ONLY


------------- ------------------------------------------------------------------
     4        CITIZENSHIP OR PLACE OF ORGANIZATION

              Delaware
---------------------------------- ---------- ----------------------------------
                                       5      SOLE VOTING POWER

                                              1,432,733 shs.
            NUMBER OF
                                   ---------- ----------------------------------
             SHARES                    6      SHARED VOTING POWER
          BENEFICIALLY
            OWNED BY                          -0- shs.
                                   ---------- ----------------------------------
              EACH                     7      SOLE DISPOSITIVE POWER
            REPORTING
             PERSON                           1,432,733 shs.
                                   ---------- ----------------------------------
              WITH                     8      SHARED DISPOSITIVE POWER

                                              -0- shs.
---------------------------------- ---------- ----------------------------------
     9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

              1,432,733 shs.*
------------- ------------------------------------------------------------------
     10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
              SHARES*
                                                                      |_|

------------- ------------------------------------------------------------------
     11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

              6.1%
------------- ------------------------------------------------------------------
     12       TYPE OF REPORTING PERSON*

              PN
------------- ------------------------------------------------------------------
*The shares reported on this page are included in those reported on page 2, because Deer IV is the General Partner of BVP IV.

                      *SEE INSTRUCTION BEFORE FILLING OUT!



                               Page 3 of 8 pages

----------------------                                      --------------------
CUSIP No.  4933O8100                  13G                    Page 4 of 8 Pages
----------------------                                      --------------------


------------- ------------------------------------------------------------------
     1        NAME OF REPORTING PERSON
              S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
              BESSEC VENTURES IV L.P. ("Bessec IV")*
              11-3408591
------------- ------------------------------------------------------------------
     2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                (a) |X|
                                                                (b) |_|

------------- ------------------------------------------------------------------
     3        SEC USE ONLY


------------- ------------------------------------------------------------------
     4        CITIZENSHIP OR PLACE OF ORGANIZATION

              Delaware
---------------------------------- ---------- ----------------------------------
                                       5      SOLE VOTING POWER

                                              995,048 shs.
            NUMBER OF
                                   ---------- ----------------------------------
             SHARES                    6      SHARED VOTING POWER
          BENEFICIALLY
            OWNED BY                          -0- shs.
                                   ---------- ----------------------------------
              EACH                     7      SOLE DISPOSITIVE POWER
            REPORTING
             PERSON                           995,048 shs.
                                   ---------- ----------------------------------
              WITH                     8      SHARED DISPOSITIVE POWER

                                              -0- shs.
---------------------------------- ---------- ----------------------------------
     9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

              995,048 shs.*
------------- ------------------------------------------------------------------
     10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
              SHARES*
                                                                      |_|
------------- ------------------------------------------------------------------
     11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

              4.2%
------------- ------------------------------------------------------------------
     12       TYPE OF REPORTING PERSON*

              PN
------------- ------------------------------------------------------------------
*The shares reported on this page are included in those reported on page 2, because Deer IV is the General Partner of Bessec IV.

                      *SEE INSTRUCTION BEFORE FILLING OUT!



                               Page 4 of 8 pages

----------------------                                      --------------------
CUSIP No.  4933O8100                  13G                    Page 5 of 8 Pages
----------------------                                      --------------------


------------- ------------------------------------------------------------------
     1        NAME OF REPORTING PERSON
              S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
              BESSEMER VENTURE INVESTORS L.P. ("BVI LP")*
              11-3352639
------------- ------------------------------------------------------------------
     2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                   (a) |X|
                                                                   (b) |_|

------------- ------------------------------------------------------------------
     3        SEC USE ONLY


------------- ------------------------------------------------------------------
     4        CITIZENSHIP OR PLACE OF ORGANIZATION

              Delaware
---------------------------------- ---------- ----------------------------------
                                       5      SOLE VOTING POWER

                                              244,615 shs.
            NUMBER OF
                                   ---------- ----------------------------------
             SHARES                    6      SHARED VOTING POWER
          BENEFICIALLY
            OWNED BY                          -0- shs.
                                   ---------- ----------------------------------
              EACH                     7      SOLE DISPOSITIVE POWER
            REPORTING
             PERSON                           244,615 shs.
                                   ---------- ----------------------------------
              WITH                     8      SHARED DISPOSITIVE POWER

                                              -0- shs.
---------------------------------- ---------- ----------------------------------
     9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

              244,615 shs.*
------------- ------------------------------------------------------------------
     10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
              SHARES*
                                                                      |_|
------------- ------------------------------------------------------------------
     11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

              1.0%
------------- ------------------------------------------------------------------
     12       TYPE OF REPORTING PERSON*

              PN
------------- ------------------------------------------------------------------
*The shares reported on this page are included in those reported on page 2, because Deer IV is the General Partner of BVI LP.

                      *SEE INSTRUCTION BEFORE FILLING OUT!




                               Page 5 of 8 pages

Item 1.

(a)      Name of Issuer:

         Keynote Systems Inc.

(b)      Address of Issuer's Principal Executive Office:

         2855 Campus Drive
         San Mateo, California 94403


Item 2.

         (a), (b) and (c) Name of Persons Filing, Address of Principal Business Office and Citizenship:
         ----------------------------------------------------------------------

         This statement is filed by Bessemer Venture Partners IV L.P. ("BVP IV"), a Delaware limited partnership having its principal office at 1400 Old Country Road, Suite 407, Westbury, New York, 11590, Bessec Ventures IV L.P. ("Bessec IV"), a Delaware limited partnership having its principal office at 1400 Old Country Road, Suite 407, Westbury, New York, and Bessemer Venture Investors L.P. ("BVI LP"), a Delaware limited partnership having its principal office at 1400 Old Country Road, Suite 407, Westbury, New York, 11590. The principal business of each of BVP IV, Bessec IV and BVI LP is making venture capital investments for its own account and is carried on at its principal office.

         This statement is also filed by Deer IV & Co. LLC, a Delaware limited liability company whose managers are Robert H. Buescher, William T. Burgin, G. Felda Hardymon, Christopher F.O. Gabrieli, David J. Cowan and Robi L. Soni, who are all United States citizens. Deer IV & Co. LLC is the General Partner of BVP IV, Bessec IV and BVI LP and has its principal office at the same address as BVP
IV. Deer IV & Co. LLC's principal business is making venture capital investments for the account of BVP IV, Bessec IV and BVI LP and is carried on at its principal office, at 535 Middlefield Road, Suite 245, Menlo Park, CA 94025 and at 83 Walnut Street, Wellesley Hills, Massachusetts 02181-2101.

(d)      Title of Class of Securities:

         Common Stock

(e)      CUSIP Number:

         493308100



Item 3. If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b) or (c), check whether the person filing is a:

         Not applicable.



                                  Page 6 of 8 pages

Item 4.  Ownership

         Items 5 through 9 of Pages 2 through 5 of this Statement incorporated herein by reference.


Item 5.  Ownership of Five Percent or Less of a Class

         Not applicable.



Item 6.  Ownership of More than Five Percent on Behalf of Another Person

         Not applicable.



Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company

         Not applicable.



Item 8.  Identification and Classification of Members of the Group

         See the answer to Item 2(a), (b) and (c).



Item 9.  Notice of Dissolution of Group

         Not applicable.




                               Page 7 of 8 pages

Item 10.  Certification

         Not applicable.



                                   SIGNATURES

         After reasonable inquiry and to the best of our knowledge and belief, we certify that the information set forth in this statement is true, complete and correct.

Dated:  February 14, 2000

                                       DEER IV & Co. LLC

                                       By:  /s/ Robert H. Buescher
                                          -----------------------------------
                                            Robert H. Buescher, Manager


                                       BESSEMER VENTURE PARTNERS IV L.P.

                                       By:  Deer IV & Co. LLC, General Partner

                                       By:  /s/ Robert H. Buescher
                                          -----------------------------------
                                            Robert H. Buescher, Manager


                                       BESSEC VENTURES IV L.P.

                                       By:  Deer IV & Co. LLC, General Partner

                                       By:  /s/ Robert H. Buescher
                                          -----------------------------------
                                            Robert H. Buescher, Manager


                                       BESSEMER VENTURE INVESTORS L.P.

                                       By:  Deer IV & Co. LLC, General Partner

                                       By:  /s/ Robert H. Buescher
                                          -----------------------------------
                                            Robert H. Buescher, Manager




                               Page 8 of 8 pages